Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 and related Reoffer Prospectus of Danimer Scientific, Inc. of our report dated October 15, 2020, relating to the consolidated financial statements of Meredian Holdings Group, Inc. d/b/a Danimer Scientific, incorporated by reference in the Form 8-K (Registration Statement No. 001-39280) of Danimer Scientific, Inc. from Form S-4/A (Registration Statement No. 333-249691) of Live Oak Acquisition Corp. n/k/a Danimer Scientific, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Thomas Howell Ferguson P.A.

Tallahassee, Florida
March 9, 2021